UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 18, 2011

C&F FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-23423	54-1680165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

802 Main Street, West Point, Virginia	23181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 843-2360

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Executive Officers and Directors

On January 18, 2011, the Board of Directors of C&F Financial Corporation (the “Corporation”) granted 3,300 shares of restricted stock to the Corporation’s Chief Executive Officer (“CEO”), 3,300 shares of restricted stock to the Corporation’s Chief Financial Officer (“CFO”) and 750 shares of restricted stock to the President and CEO of C&F Mortgage Corporation (the “Mortgage Corporation”) under the Corporation’s Management Incentive Plan (“MIP”). The awards to the CEO, the CFO and the President and CEO of the Mortgage Corporation vest after five years of service and represent approximately 30%, 37% and 9%, respectively, of the executives’ base salaries as of January 1, 2010.

Under the MIP, executive officers may be awarded equity-based awards under the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan if the targeted performance goal(s) are achieved or at the discretion of the Compensation Committee (the “Committee”) even if the goals are not met. For 2010, the equity-based award targets for the Corporation’s named executive officers were established solely on the achievement of one corporate goal, which was five-year total shareholder return of the Corporation equaling or exceeding the NASDAQ Bank Index, measured as of September 30, 2010. The Committee chose this longer-term measure because the Committee wanted to reward sustained performance relative to the performance of comparable financial institutions. If the corporate goal was achieved under the MIP for 2010, the CEO could have earned a target equity-based award of 45% of his base salary as of January 1, 2010 and the CFO could have earned a target equity-based award of 35% of his base salary as of January 1, 2010. These targets were selected to maintain overall compensation competitiveness if the Corporation showed sustained total shareholder return.

The President and CEO of the Mortgage Corporation does not have a targeted equity-based award stated as a percentage of his base salary. As with the CEO and CFO, the President and CEO of the Mortgage Corporation is eligible for an equity-based award if the one corporate goal mentioned above is met or at the discretion of the Committee even if the goal is not met. Grants of equity for the President and CEO of the Mortgage Corporation are recommended to the Committee by the CEO based on the performance of the Mortgage Corporation for the fiscal year.

The MIP does not provide a formula for a scaled payout based on performance that is higher or lower than the target. Also under the MIP, if the target performance is not achieved, no equity-based award is earned under the formula. However, as noted above, the Committee may award annual equity incentive compensation in the exercise of its discretion under the MIP when the goals are not met. In addition, if the target performance is met, the Committee can use its discretion to reduce or increase the award. The Committee may reduce the award to 0% or increase the award up to 200% of the target award.

The measurement date for these equity-based awards under the MIP was September 30, 2010. As of September 30, 2010, the five-year total shareholder return of the Corporation was slightly below the five-year total shareholder return of the NASDAQ Bank Index. As of December 31, 2010, however, the five-year total shareholder return of the Corporation exceeded the five-year total shareholder return of the NASDAQ Bank Index. As permitted by the MIP, the Committee exercised its discretion to award the equity incentive compensation mentioned above even though the target performance was not met as of September 30, 2010. Although the target performance for equity grants was not met as of September 30, 2010, it was the recommendation of the Committee that the Board of Directors approve equity-based incentive awards to these executives to reward them for their individual performance in light of the difficult economic environment in 2010. In addition, the Committee also took into consideration that for 2008, 2009 and 2010, both the CEO and CFO of the Corporation accepted substantially less in cash bonus awards than the amounts they had actually earned under the MIP. The Committee also considered that granting these awards would assist in retaining the services of the CEO, CFO and President and CEO of the Mortgage Corporation because these awards generally do not vest for five years. The amount of each award was based primarily on the executive officer’s performance, the level of his responsibilities, and internal equity considerations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&F FINANCIAL CORPORATION
(Registrant)

Date: January 20, 2011	By:	/s/ Thomas F. Cherry
Thomas F. Cherry
Chief Financial Officer

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